                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                          BRONCO DRILLING COMPANY, INC.
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  -------------
                         (Title of Class of Securities)

                                    112211107
                                    ---------

                                 (CUSIP Number)

                                February 22, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [ ]   Rule 13d-1(c)

      [X]   Rule 13d-1(d)

*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
      Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                     Page 1 of 9

CUSIP No. 112211107

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1)    Names of Reporting Person.                                               WEXFORD CAPITAL LLC
      I.R.S. Identification Nos. of Above Person (entities only)

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2)    Check the Appropriate Box if a Member of a Group                                     (a) [ ]
      (See Instructions)                                                                   (b) [ ]

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3)    SEC Use Only

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4)    Citizenship or Place of Organization                                             Connecticut

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      Number of Shares  5)    Sole Voting Power                                                  0
      Beneficially
      Owned by Each     --------------------------------------------------------------------------
      Reporting         6)    Shared Voting Power                                        3,529,308
      Person With
                        --------------------------------------------------------------------------
                        7)    Sole Dispositive Power                                             0

                        --------------------------------------------------------------------------
                        8)    Shared Dispositive Power                                   3,529,308

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9)    Aggregate Amount Beneficially Owned by Each Reporting Person                       3,529,308

--------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                        [ ]

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11)   Percent of Class Represented by Amount in Row 9                                       13.57%

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12)   Type of Reporting Person (See Instructions)                                               OO

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                                                                     Page 2 of 9

CUSIP No. 112211107

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1)    Names of Reporting Person.                                  BRONCO DRILLING HOLDINGS, L.L.C.
      I.R.S. Identification Nos. of Above Person (entities only)

--------------------------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group                                     (a) [ ]
      (See Instructions)                                                                   (b) [ ]

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3)    SEC Use Only

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4)    Citizenship or Place of Organization                                                Delaware

--------------------------------------------------------------------------------------------------
      Number of Shares  5)    Sole Voting Power                                                  0
      Beneficially
      Owned by Each     --------------------------------------------------------------------------
      Reporting         6)    Shared Voting Power                                        3,529,308
      Person With
                        --------------------------------------------------------------------------
                        7)    Sole Dispositive Power                                             0

                        --------------------------------------------------------------------------
                        8)    Shared Dispositive Power                                   3,529,308

--------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                       3,529,308

--------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                        [ ]

--------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                       13.57%

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12)   Type of Reporting Person (See Instructions)                                               OO

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                                                                     Page 3 of 9

CUSIP No. 112211107

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1)    Names of Reporting Person.                                               CHARLES E. DAVIDSON
      I.R.S. Identification Nos. of Above Person (entities only)

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2)    Check the Appropriate Box if a Member of a Group                                     (a) [ ]
      (See Instructions)                                                                   (b) [ ]

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3)    SEC Use Only

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4)    Citizenship or Place of Organization                                                  U.S.A.

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      Number of Shares  5)    Sole Voting Power                                                  0
      Beneficially
      Owned by Each     --------------------------------------------------------------------------
      Reporting         6)    Shared Voting Power                                        3,529,308
      Person With
                        --------------------------------------------------------------------------
                        7)    Sole Dispositive Power                                             0

                        --------------------------------------------------------------------------
                        8)    Shared Dispositive Power                                   3,529,308

--------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                       3,529,308

--------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                        [ ]

--------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                       13.57%

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12)   Type of Reporting Person (See Instructions)                                               IN

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                                                                     Page 4 of 9

CUSIP No. 112211107

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1)    Names of Reporting Person.                                                  JOSEPH M. JACOBS
      I.R.S. Identification Nos. of Above Person (entities only)

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2)    Check the Appropriate Box if a Member of a Group                                     (a) [ ]
      (See Instructions)                                                                   (b) [ ]

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3)    SEC Use Only

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4)    Citizenship or Place of Organization                                                  U.S.A.

--------------------------------------------------------------------------------------------------
      Number of Shares  5)    Sole Voting Power                                                  0
      Beneficially
      Owned by Each     --------------------------------------------------------------------------
      Reporting         6)    Shared Voting Power                                        3,529,308
      Person With
                        --------------------------------------------------------------------------
                        7)    Sole Dispositive Power                                             0

                        --------------------------------------------------------------------------
                        8)    Shared Dispositive Power                                   3,529,308

--------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                       3,529,308

--------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                        [ ]

--------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                       13.57%

--------------------------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)                                               IN

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                                                                     Page 5 of 9

CUSIP No. 112211107

      This Amendment No. 4 to Schedule 13G modifies and supplements the Schedule
13G filed on behalf of the reporting persons named in Item 2 below with the
Securities and Exchange Commission on February 7, 2006 and amended by Amendment
No. 1 to Schedule 13G filed on March 31, 2006, Amendment No. 2 to Schedule 13G filed on November 30, 2006, and Amendment No. 3 to Schedule 13G filed on
February 1, 2007 (as amended, the "STATEMENT"). Except to the extent supplemented by the information contained in this Amendment No. 4, the
Statement, as amended as provided herein, remains in full force and effect.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

ITEM 1.

      (a)   Name of Issuer:

            BRONCO DRILLING COMPANY, INC.

      (b)   Address of Issuer's Principal Executive Offices:

            14313 North May Avenue, Suite 100
            Oklahoma, OK 73134

ITEM 2.

      (a)   Name of Persons Filing (collectively, the "REPORTING PERSONS")

            (i)   Bronco Drilling Holdings, L.L.C.
            (ii)  Wexford Capital LLC
            (iii) Charles E. Davidson
            (iv)  Joseph M. Jacobs

      (b)   Address of Principal Business Office, or, if none, Residence of
            Reporting Persons:

            c/o Wexford Capital LLC
            411 West Putnam Avenue
            Greenwich, Connecticut 06830.

      (c)   Citizenship:

            (i)   Bronco Drilling Holdings, L.L.C. - Delaware
            (ii)  Wexford Capital LLC - Connecticut
            (iii) Charles E. Davidson - United States
            (iv)  Joseph M. Jacobs - United States

      (d)   Title of Class of Securities:

            Common Stock.

      (e)   CUSIP Number:

            112211107.

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D- 1(B) OR
240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

      (a)   [ ]   Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

                                                                     Page 6 of 9

CUSIP No. 112211107

      (b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)   [ ]   Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

      (d)   [ ]   Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   [ ]   An investment adviser in accordance with ss.240.13d-
1(b)(1)(ii)(E).

      (f)   [ ]   An employee benefit plan or endowment fund in accordance with
ss.240.13d-1(b)(1)(ii)(F).

      (g)   [ ]   A parent holding company or control person in accordance with
ss.240.13d-1(b)(1)(ii)(G).

      (h)   [ ]   A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i)   [ ]   A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940
(15 U.S.C. 80a-3).

      (j)   [ ]   Group, in accordance with section ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
[Information set forth below is on the basis of 26,017,588 shares of Common
Stock issued and outstanding, which, based upon information and belief, is the number of shares currently outstanding.]

      (i)   Bronco Drilling Holdings, L.L.C.

            (a)   Amount beneficially owned: 3,529,308
            (b)   Percent of class: 13.57%
            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:      0
                  (ii)  Shared power to vote or to direct the vote:    3,529,308
                  (iii) Sole power to dispose or to direct the
                        disposition of:                                0
                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                3,529,308

      (ii)  Wexford Capital LLC:

            (a)   Amount beneficially owned: 3,529,308
            (b)   Percent of class: 13.57%
            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:      0
                  (ii)  Shared power to vote or to direct the vote:    3,529,308
                  (iii) Sole power to dispose or to direct the
                        disposition of:                                0
                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                3,529,308

      (iii) Charles E. Davidson:

            (a)   Amount beneficially owned: 3,529,308
            (b)   Percent of class: 13.57%
            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:      0
                  (ii)  Shared power to vote or to direct the vote:    3,529,308

                                                                     Page 7 of 9

CUSIP No. 112211107

                  (iii) Sole power to dispose or to direct the
                        disposition of:                                0
                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                3,529,308

      (iv)  Joseph M. Jacobs:

            (a)   Amount beneficially owned: 3,529,308
            (b)   Percent of class: 13.57%
            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:      0
                  (ii)  Shared power to vote or to direct the vote:    3,529,308
                  (iii) Sole power to dispose or to direct the
                        disposition of:                                0
                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                3,529,308

Wexford Capital LLC ("Wexford Capital") may, by reason of its status as manager of Bronco Drilling Holdings, L.L.C. ("BRONCO HOLDINGS"), be deemed to own beneficially the interest in the shares of Common Stock of which Bronco Holdings possesses beneficial ownership. Each of Charles E. Davidson and Joseph M. Jacobs may, by reason of his status as a controlling person of Wexford Capital, be deemed to own beneficially the interests in the shares of Common Stock of which
Bronco Holdings possesses beneficial ownership. Each of Charles E. Davidson,
Joseph M. Jacobs and Wexford Capital shares the power to vote and to dispose of the interests in the shares of Common Stock beneficially owned by Bronco
Holdings. Each of Wexford Capital and Messrs. Davidson and Jacobs disclaims beneficial ownership of the shares of Common Stock owned by Bronco Holdings and this report shall not be deemed as an admission that they are the beneficial owners of such securities except in the case of Messrs. Davidson and Jacobs to the extent of their interests in each member of Bronco Holdings.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /[ ]/. N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            N/A/

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            The 3,529,308 shares of the Common Stock of the Issuer in respect of which this Statement is being filed are held directly by Bronco
            Drilling Holdings, L.L.C., a company controlled indirectly by
            Wexford Capital LLC, which acts as its manager.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP: N/A

                                                                     Page 8 of 9

CUSIP No. 112211107

ITEM 10.    CERTIFICATION.

After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:      February 26, 2007

                                          BRONCO DRILLING HOLDINGS, L.L.C.

                                          By:   /s/ Arthur H. Amron
                                                --------------------------------
                                                Name:  Arthur H. Amron
                                                Title: Vice President and
                                                Assistant Secretary

                                          WEXFORD CAPITAL LLC

                                          By:   /s/ Arthur H. Amron
                                                --------------------------------
                                                Name:  Arthur H. Amron
                                                Title: Principal and Secretary

                                          /s/ Charles E. Davidson
                                          --------------------------------------
                                          CHARLES E. DAVIDSON

                                          /s/ Joseph M. Jacobs
                                          --------------------------------------
                                          JOSEPH M. JACOBS

                                                                     Page 9 of 9